Cooper Standard Reports Third Quarter 2014 Financial Results

•	Signed Agreement to Increase Ownership to 95 Percent of Largest Chinese Sealing Manufacturer

•	Formed Joint Venture with INOAC; Expands Reach of Fluid Transfer Systems in Asia Pacific

•	Sales Grew 2.2 Percent Year-Over-Year

NOVI, Mich., Oct. 31, 2014 -- Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper-Standard Automotive Inc. ("Cooper Standard" or "Company"), a leading global supplier of systems and components for the automotive industry, today announced financial results for the third quarter ended September 30, 2014.

“While we did experience economic softening in Brazil and unfavorable foreign exchange in the quarter, we made solid progress executing our profitable growth strategy,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “In Asia, we continued the expansion of our presence with the successful execution of two important agreements that significantly improves our position in the Chinese automotive sealing and fluid transfer system markets.”

Third Quarter and Nine Months Ended September 30, 2014 Results

The Company reported revenue of $781.0 million for the third quarter of 2014, up 2.2 percent from $764.1 million for the third quarter of 2013. The increase in sales was favorably impacted by increased volumes in North America and Asia Pacific, share gains in Europe and incremental sales related to the Jyco acquisition, which was completed July 31, 2013. These items were partially offset by lower production volumes in Brazil, customer price concessions, sale of the Company’s thermal and emissions product line and unfavorable foreign exchange of $3.1 million.

Gross profit for the quarter was $111.3 million, or 14.2 percent of sales, compared to $115.0 million, or 15.1 percent of sales, for the same period last year. The decrease in gross profit margin was driven primarily by unfavorable foreign exchange, customer price concessions, higher staffing costs and other operating expenses, partially offset by the favorable impact of continuous improvement savings.

The Company reported third quarter 2014 net income of $22.7 million, or $1.23 per share on a fully diluted basis, including a gain of $15.3 million (after tax) related to the sale of our thermal and emissions product line, compared to $20.6 million, or $1.08 per share, in the third quarter of 2013. Net income for the nine months ended September 30, 2014, was $55.6 million which included $18.9 million (after tax) of debt extinguishment costs related to the Company's debt repurchase transactions that were completed in April, compared to $68.7 million in the same prior year period.

Adjusted EBITDA for the third quarter was $66.6 million, or 8.5 percent of sales, compared to $69.5 million, or 9.1 percent of sales, in the same quarter last year. For the nine month period ended September 30, 2014, adjusted EBITDA was $239.4 million, compared to $ 228.7 million in the prior year period.

2014 Guidance

The Company reaffirmed its full year guidance as previously provided. Assuming North American vehicle production volume of 17.0 million units, European vehicle production volume of 20.0 million units and an average full year exchange rate of 1 Euro = $1.33 and 1 Canadian dollar = $0.91, the Company expects:

•	Consolidated Sales: $3.25 billion - $3.35 billion

•	Capital Expenditures: $195 million - $205 million

•	Cash Restructuring Expenses: $20 million - $30 million

•	Cash Taxes: $25 million - $35 million

Net Income to Adjusted EBITDA Reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure:
Management considers EBITDA and adjusted EBITDA as key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company's core operating performance.

When analyzing the Company's operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company's performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard's results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items.

Conference Call Details

Cooper Standard will host a conference call and webcast on Friday, Oct. 31 at 9 a.m. ET to discuss its third quarter 2014 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 19194899 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors' portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer and anti-vibration systems. Cooper Standard employs more than 25,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management's current analysis and expectations, based on what are believed to be reasonable assumptions. The words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" or future or conditional verbs, such as "will," "should," "could" or "may" and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company's most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:
Glenn Dong
Cooper Standard
(248) 596-6031
investorrelations@cooperstandard.com

Contact for Media:
Sharon Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com